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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                  MAY 2, 1995


                               CODA ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


     State of Delaware                  0-10955                    75-1842480
      (State or Other            (Commission File Number)       (IRS Employer
Jurisdiction of Incorporation)                               Identification No.)


                              5735 Pineland Drive
                                   Suite 300
                              Dallas, Texas  75231
              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (214) 692-1800


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Item 5.  Other Events
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                     CODA RELEASES RESULTS OF FIRST QUARTER
                        MARCH 31, 1995 EARNINGS RELEASE

  Coda Energy, Inc. reported today earnings of $1,305,000 or $.06 per share for the first quarter of 1995 compared to net income of $553,000 ($.03 per share) for the same period in 1994, a 136% increase. Revenues were $23,039,000 versus $11,611,000 for the same period, while cash flow from operations was $6,992,000 in 1995 and $4,446,000 in 1994, a 57% increase in cash flow.

  Production for the first quarter of 1995 was 772,000 barrels of oil and 1,186,000 Mcf of gas, as compared to 1994 first quarter production of 619,000 barrels of oil and 1,262,000 Mcf of gas. Average oil prices increased 21% from $14.05 per barrel in 1994 to $17.03 per barrel in 1995 while average gas prices declined 25% to $1.52 per mcf in 1995 from $2.02 per mcf in 1994.

  Ted Eubank, Coda's President, stated that, "The growth in revenues, net income, cash flow and production is in line with our expectations and is a result of our recent acquisition and development activities."

Item 7.  Financial Statements and Exhibits
         ---------------------------------

The following documents are attached hereto as exhibits:

99.1 Coda Energy, Inc. Press Release dated May 2, 1995.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 3, 1995                         CODA ENERGY, INC.


                                           By:    \s\ Joe Callaway
                                              ---------------------------------
                                                  Joe Callaway, Vice President
                                                  and General Counsel
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                                 EXHIBIT INDEX

                                                                 Sequential
Exhibit No.               Description of Exhibit                  Page No.
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[S]            [C]                                               [C]
99.1           Coda Energy, Inc. Press Release dated May 2,           5
               1995.